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                                EXHIBIT 21



        Name                       Jurisdiction
        ----                       ------------


Nouveau International, Inc.        Pennsylvania

Nouveau Food, Inc.                 Pennsylvania

Nouveau Vend International, Inc.   Pennsylvania

Nouveau Equities, Inc.             Delaware